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                                                                  EXHIBIT (r)(3)


                          [INVESCO INSTITUTIONAL LOGO]
                              INVESCO INSTITUTIONAL
                                LEGAL/COMPLIANCE

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                                COMPLIANCE MANUAL

II. CODE OF ETHICS AND PROFESSIONAL STANDARDS; AVOIDING CONFLICTS OF INTERESTS AND PROHIBITED ACTS

A.   CODE OF ETHICS AND PROFESSIONAL STANDARDS

All INVESCO Institutional employees must be guided in their actions by the highest of ethical and professional standards. They must avoid even the appearance of conflicts of interest. All employees should consider adherence to the following Code of Ethics and Professional Standards to be a condition of employment with INVESCO.

     1. The personal integrity of all employees must be beyond doubt. INVESCO Institutional personnel are professional, judicious, accurate, objective and reasonable in dealing with clients, with other parties and with one another.

     2. All members of the organization must act within the spirit and the letter of all federal, state and local laws and regulations that apply to investment advisers and to the general conduct of business. They also must act within the spirit and the letter of the policies and procedures set forth in this Compliance Manual.

     3. The interests of INVESCO's clients must at all times take precedence over any personal interests. INVESCO Institutional employees must be alert for such conflicts. When an employee finds that his or her personal interests may be in conflict with those of a client, he or she must report the conflict to the INVESCO Institutional Legal/Compliance Department for resolution.

     4. Employees must strictly comply with INVESCO Institutional's Insider Trading Policies and Personal Securities Trading Rules. (See Section
          III. of this Manual.)

     5. Employees must not accept compensation of any sort for services from sources outside of INVESCO without the prior approval of the INVESCO Institutional Legal/Compliance Department. (See Section II.C. of this Manual.)

     6. Employees must protect the confidentiality of information about clients and their affairs, as well as INVESCO's actions and recommendations on their behalf.

INVESCO Institutional employees must strictly adhere to the policies set forth in this Code of Ethics and Professional Standards and this Compliance Manual. Disciplinary action up to and including dismissal will be imposed for violations. All employees who have obtained or are candidates for the designation of Chartered Financial Analyst from the Association of Investment Management and Research (AIMR) also are governed by AIMR's Code of Ethics and Standards of Professional Conduct. If you have questions you should contact the Legal/Compliance Department.

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II.  CODE OF ETHICS AND PROFESSIONAL STANDARDS; AVOIDING CONFLICTS OF INTERESTS
     AND PROHIBITED ACTS

B.   GUIDELINES FOR AVOIDING PROHIBITED ACTS

INVESCO Institutional employees are prohibited from engaging in the following acts:

     1. Directing or recommending purchases or sales of securities that are not in accordance with the clients investment objectives and guidelines.

     2. Attempting to influence any client to purchase, sell or retain any securities for the purpose of seeking any form of personal gain.

     3. Warranting the value or price of any security or guaranteeing its future performance.

     4. Promising or representing that an issuer of securities will meet its obligations or fulfill its investment or business objectives in the future.

     5. Agreeing to protect a client against loss by repurchasing a security at some future time.

     6.   Owning or taking title to any funds or assets of a client.

     7. Maintaining a joint brokerage or bank account with any client; sharing with any client any performance fee, carried interest or other benefit, profit or loss resulting from securities transactions; or entering into any business transaction with a client without the prior written approval of the Legal/Compliance Department.

     8. Borrowing money or securities from any client, regardless of the relationship between the client and the INVESCO representative.

     9. Owning, operating, managing or otherwise engaging in or being employed by any outside business activity on either a full-time or part-time basis without the prior written approval of the Legal/Compliance Department.

     10. Failing to abide by INVESCO Institutional's Insider Trading Policies and Personal Securities Trading Rules. (See Section III. of this Manual.)

     11.  Entering orders in any account for which there is no client.

     12. Manipulating or attempting in any way to manipulate the market for any securities, such as by entering matched buy and sell orders that create a false appearance of market activity. This also includes entering actual orders for the purpose of artificially inflating market valuations.

     13. Engaging in any "front-running" or "scalping" of accounts, by purchasing or selling securities in a personal account, in violation of the INVESCO Institutional Insider Trading Policies and Personal Securities Trading procedures, when there is reason to know that INVESCO accounts will be purchasing or selling the same securities. This also includes trading for a personal account and then directing trades in the same securities -- or influencing others to trade in the same securities -- for clients.


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     14.  Engaging in any other activity that is intended to mislead or deceive, or that would have the effect of misleading or deceiving others.

     15. Conspiring with others to engage in any prohibited activity, or doing or attempting to do indirectly something that would be prohibited if done directly.

If any employee becomes aware of such prohibited conduct, or any other conduct that may violate this Manual or any applicable law or regulation, he or she must report the incident immediately to his or her supervisor and to the INVESCO Institutional Legal/Compliance Department.

If you have any questions, contact the Legal/Compliance Department.







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II.  CODE OF ETHICS AND PROFESSIONAL STANDARDS; AVOIDING CONFLICTS OF INTERESTS
     AND PROHIBITED ACTS

C.   ACTIVITIES OUTSIDE OF INVESCO

From time to time INVESCO Institutional employees may be asked to serve as directors, trustees or officers of various groups, including foundations or other charitable organizations or private or public companies. Some of these positions are paid, others unpaid. Often these positions involve work on financial matters, such as investments for the group or other business transactions.

        1.      WHEN THESE REQUIREMENTS APPLY

        The requirements discussed here apply for your accepting such a position if:

               o    You would receive any compensation for holding the position;
                    or

               o The position is with any "for-profit" company, whether public or private; or

               o You would be an officer of the organization or would be involved in giving advice on investments -- whether the group is a for-profit company or a non-profit entity.

        Thus, purely volunteer work for a charity is not covered by these requirements unless you would be an officer of the organization or would be involved in giving investment advice.

        2.      REQUIREMENTS

        The requirements for being involved in outside activities are as follows:

               a. You must complete the form for Disclosure of Activities Outside of INVESCO that is attached as Appendix ll.C.1. and submit it to the Legal/Compliance Department for approval. Be sure to disclose all potential conflicts of interests on the form, and consult with the Legal/Compliance Department if you have any questions.

               b. The Legal/Compliance Department must approve the activity before you accept the position. Legal/Compliance will approve the position if it is satisfied that:

                    (i) The position does not involve any actual or potential conflict of interests with INVESCO or its clients. If the position is approved, you may not be involved in any decisions by INVESCO to do business with the organization or to invest in any securities issued by organization. You also may not be involved in any decisions by the organization to do business with INVESCO, including any decision to retain INVESCO as an investment adviser.

                    (ii) The time demands of the position will not infringe upon your ability to perform your job with INVESCO. Your first responsibility is still to your position with INVESCO.

                    (iii) The position will not involve any use of confidential, proprietary information from or about INVESCO, nor any exposure to material nonpublic information ("MNI") about any public company. Directorships with public companies will require special review and treatment because




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                            of the likely exposure to MNI. Special "Firewall"
                            procedures may be required to assure that MNI is properly handled and not misused. (See
                            Section 111.B. of this Manual.) Directorships with private companies also will be scrutinized, as those companies may be preparing to go public. You must work with the Legal/Compliance Department to address these issues and to assure that appropriate safeguards are in place.

                    (iv) There are no other material concerns that would make it inadvisable for you to accept the position.

               c. The Legal/Compliance Department will attempt to advise you of its decision promptly after receipt of the Disclosure form and will work with you to resolve any issues that arise. If you have any questions, do not hesitate to contact the Legal/Compliance Department.



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II.  CODE OF ETHICS AND PROFESSIONAL STANDARDS; AVOIDING CONFLICTS OF INTERESTS
     AND PROHIBITED ACTS

D.   ACQUISITION OF AMVESCAP PLC SECURITIES IN CLIENT ACCOUNTS

To avoid actual and potential conflicts of interests, INVESCO portfolio managers are prohibited from purchasing any AMVESCAP securities in discretionary client accounts.

Should a client specifically request the purchase of AMVESCAP securities, or seek to purchase them in a non-discretionary account, you should contact the INVESCO Institutional Legal/Compliance Department for guidance.





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                                                                APPENDIX ll.C.1.

                          [INVESCO INSTITUTIONAL LOGO]
                              INVESCO INSTITUTIONAL
                                LEGAL/COMPLIANCE

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                                  DISCLOSURE OF
                          ACTIVITIES OUTSIDE OF INVESCO

In accordance with Section II.C., Activities OUTSIDE of INVESCO, I wish to advise my INVESCO employer and the Legal/Compliance Department of the following outside activity, so as to avoid any possible conflict of interest as it relates to my current position with the firm.

Name: ________________________________________ Date:____________________________

INVESCO Unit:_____________________________ Position:____________________________

Name of Outside Organization:___________________________________________________

Address:________________________________________________________________________

Position:_____________________  Compensation (direct/indirect):_________________

Investment/Ownership in Organization:___________________________________________

Public or Non-public:_______________  Charitable/Non Charitable:________________

Professional/Personal Relationship to Organization:_____________________________

Time required away from INVESCO Responsibilities:_______________________________

Basic Functions to be Performed:________________________________________________

Possible Conflict of Interest:__________________________________________________

I understand that my first priority is to INVESCO. At all times I will continue to abide by the INVESCO Institutional Compliance Manual guidelines, especially those that may involve ethical behavior, client information, release of material non-public ("insider") information, personal trading, company supplied research material, proprietary information/computer systems data or programs and/or the purchase/sale of securities involving INVESCO clients. Further, I will make it known to all necessary parties that my involvement with any other organization is not meant financially or otherwise to benefit or involve INVESCO. I will not use my position with INVESCO or use the INVESCO name or any association with INVESCO as part of my involvement with this outside activity. No contribution or compensation that I may make or receive, whether direct or indirect, is to be construed as a direct or indirect arrangement with INVESCO. Should any of the above information change, I will notify my supervisors and the INVESCO Institutional Legal/Compliance Department immediately. In addition, should I become aware of any public offerings by the non-INVESCO company, or should I purchase or be granted additional shares of stock in the nonINVESCO company, I will immediately advise the INVESCO Institutional Legal/Compliance Department and submit any necessary supplemental documentation.

[ ]  AT THIS TIME, I DO NOT HAVE ANY OUTSIDE ACTIVITIES TO REPORT.


Signature: ___________________________________       Date: _____________________

Legal/Compliance: ____________________________       Date: _____________________